Exhibit D-1

                         Before the

                  Public Service Commission

                         of Maryland



In the matter of the application of     *
The Potomac Edison Company,
d/b/a Allegheny Power regarding         *    Case No.  _____
the  transfer of its Maryland
generation assets to an affiliate under *
Section 7-508 of the Electric Customer
Choice and Competition Act of 1999      *





                         APPLICATION

      Consistent with Section 7-508 of the Electric Customer

Choice and Competition Act of 1999 ("the Act"), The Potomac

Edison Company, d/b/a Allegheny Power ("AP" or "Company")

applies  for Commission review of its  transfer of its

Maryland generation assets to its affiliate, Allegheny

Energy Supply Company, LLC ("GENCO").  In support of said

application, AP respectfully states as follows:

     1.   AP is an Electric Supplier and an Electric Company as

          defined by the Act and physically distributes electricity in

          Maryland to retail customers located in  seven central and western counties of the state.  AP owns generation

          facilities allocated to its Maryland service area consistent with separation and cost of service principles accepted in prior base rate proceedings for the Company before this

          Commission.

     2.   GENCO is a Delaware limited liability company.  It is

          an  affiliate of AP formed to own the unregulated generation assets  in the Allegheny Energy system.  GENCO will be an

          Electric Supplier.

     3.   In the 1999 session, the General Assembly passed the

          Act which was signed into law on April 9, 1999.  Section 7-

          508 of the Act provides that an Electric Company may

          transfer its generation facilities or generation assets to an affiliate as part of the restructuring of the generation services market in Maryland.  Assuming the Commission

          approves the Settlement Agreement described below, all of

          AP's Maryland customers will be eligible for customer choice by July 1, 2000 and the amount of transition costs will have been finally determined by the Commission.  In the

          alternative, Section 7-508 (C) (2) of the Act provides that:

          "[T]he Commission may review and approve the transfer (of

          generation facilities) for the sole purpose of determining:

          (i) that the appropriate accounting has been followed; (ii)

          that the transfer does not or would not result in an undue adverse effect on the proper functioning of a competitive

          electric supply market; and (iii) the appropriate transfer price and rate making."

     4.   In Case No. 8797, the Commission  has before it for

          approval a Settlement Agreement filed by the parties which calls for full customer choice of generation suppliers by

          all of AP's Maryland customers beginning July 1, 2000

          subject to AP honoring certain contracts.  Paragraph 31 of the Settlement Agreement provides that "[A]fter full

          customer choice is available as of July 1, 2000, Allegheny

          Power shall either transfer its generation assets to an

          affiliate (GENCO) at book value or shall transfer, sell, lease, assign, mortgage or otherwise dispose of or encumber its generation assets to a third party consistent with the

          Restructuring Legislation."  That section goes on to

          provide: "[A]llegheny Power's generation shall be

          deregulated only after full customer choice is available as of July 1, 2000, and the generation assets are either

          transferred to an affiliate or are transferred, sold,

          leased, assigned, or mortgaged or otherwise disposed of or encumbered to a third party."

     5.   Effective July 1, 2000, or as soon thereafter as is

          practicable, AP will  transfer to GENCO its Maryland

          generation assets at book value.  Thereafter, GENCO will own and operate the generation facilities and will incur all

          operating costs and capital addition costs for the

          transferred generation assets.  Under the terms of the

          Settlement Agreement,  AP is to provide standard offer

          service to customers over certain defined periods and prior to July 1, 2003 has discretion concerning how it arranges

          for its standard offer service load.    For the period July

          1, 2000 to July 1, 2003, GENCO may enter into a power sale contract with AP sufficient to allow AP to meet its standard offer service obligations under the Settlement Agreement.

          GENCO would be free to satisfy the standard offer service

          load requirements either by dispatch of the transferred

          generation facilities or by purchases in the market.  Upon completion of the transfer of AP's generation assets to

          GENCO at book value, AP's generation assets  will be

          deregulated.

     6.   An operating relationship between AP and GENCO

          following the transfer of AP's Maryland generation assets to

          GENCO   will  be governed by an agreed  Code of Conduct set
          forth as Attachment No. 3 to the Settlement Agreement

          presently before  the Commission in Case No. 8797.  A copy of that Code of Conduct is attached hereto as Exhibit No. 1.

          Additionally, the Commission has scheduled a separate

          adjudicative proceeding to address market power protective measures and has called for the filing of market power

          studies by July 3, 2000.  The restrictions and protections in the Code of Conduct  together with the Commission's

          impending investigation  into market power  provide

          sufficient assurances to allow the Commission to make a

          finding that the transfer of AP's generating facilities to

          GENCO does not and would not result in an undue adverse

          effect on the proper functioning of a competitive electric supply market.

     7.   Attached as Exhibit No.  2 is a list  of the Maryland

          generation assets to be transferred by AP to GENCO.  The

          book value as of September 30, 1999 for each of the assets to be transferred is set out on the exhibit.  The values

          actually transferred will be those in existence at the time of the asset transfer.  Maryland's share of the generation assets owned in common by AP and its affiliates has been

          determined in accordance with separation and cost of service studies which follow procedures long accepted by this

          Commission in prior base rate cases for AP.   Filed

          concurrently with this application is the direct testimony of Joseph F. Baier explaining and supporting Exhibit No. 2.

     8.   AP's assets not transferred to GENCO will remain

          subject to price regulation by this Commission.

     Wherefore, for the reasons set forth herein, consistent

with the Act and the Settlement Agreement, AP files this

Application and proposes to transfer its Maryland generation facilities to GENCO effective July 1, 2000 or as soon

thereafter as is  practicable, at the book values in effect

at the time of the transfer and in accordance with the

accounting and rate making treatment described herein.


                              Respectfully submitted,

                              The Potomac Edison Company
                              d//b/a Allegheny Power


                         /s/  M. P. MORRELL, VICE PRESIDENT


                              By:  _____________________________

                                   M. P. Morrell, Vice President




_____________________________
Philip J. Bray
Allegheny Power
10435 Downsville Pike
Hagerstown, MD   21740
(301) 790-6283




Dated:  December ____, 1999